Exhibit 2.2

EXECUTION VERSION

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “First Amendment”) dated as of December 12, 2014, is made by and among Warren Equities, Inc., a Delaware corporation (the “Company”), The Warren Alpert Foundation, a Delaware nonstock corporation (“Seller”), Global Montello Group Corp., a Delaware corporation (“Buyer”), and Global Partners LP, a Delaware limited partnership (“Buyer Guarantor”). The Company, Seller, Buyer and Buyer Guarantor, shall be referred to herein from time to time collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Stock Purchase Agreement dated October 3, 2014, (the “Agreement”);

WHEREAS, Pursuant to the terms of the Agreement, Buyer shall purchase, and Seller shall sell, all of the issued and outstanding capital stock of the Company, subject to the terms and conditions of the Agreement; and

WHEREAS, The Parties desire to amend certain terms and conditions of the Agreement pursuant to this First Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.                                            Defined Terms.  Capitalized terms used in this First Amendment that are not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

2.                                            Amendments to Section 1.1.

(a)                                 The defined term “Adjustment Time” shall be deleted in its entirety and replaced with the following:  ““Adjustment Time” means 11:59 p.m. on December 31, 2014”.

(b)                                 The defined term “Purchase Price” shall be deleted in its entirety and replaced with the following: ““Purchase Price” means (i) Enterprise Value, plus (ii) the amount of Cash and Cash Equivalents, plus (iii) the amount (if any) by which Closing Working Capital exceeds Target Working Capital, minus (iv) the amount (if any) by which Target Working Capital exceeds Closing Working Capital, minus (v) the amount of Closing Indebtedness, minus (vi) the amount of Seller Expenses, minus (vii) the amount (if any) by which the Notes Receivable Amount is less than $25,967,138, plus (viii) the amount (if any) by which the Notes Receivable Amount exceeds $25,967,138, and plus (ix) the Stub Period Earnings.

(c)                                  The following defined term shall be added to Section 1.1 in accordance with its alphabetical ordering:  ““Stub Period Earnings” means $329,000”.

3.                                      Amendment to Section 2.2.  Section 2.2 of the Agreement is amended by deleting the date “January 5, 2015” and replacing it with the date of “January 7, 2015”.

4.                                      Amendment to Section 8.1(d).  Section 8.1(d) of the Agreement is amended by deleting the date “January 5, 2015” and replacing it with the date of “January 7, 2015”.

5.                                      Amendment to Exhibit A.  Exhibit A of the Agreement is hereby amended and restated in its entirety in the form set forth on Exhibit A hereto.

6.                                      Entire Agreement; Effect.  The Agreement, as amended by this First Amendment (together, the “Amended Agreement”), constitutes the sole and entire agreement of the Parties to the Amended Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  The Amended Agreement may not be amended or otherwise modified except by a written agreement executed by the Parties hereto.  Except as otherwise expressly provided or contemplated by this First Amendment, all of the terms, conditions and provisions of the Agreement remain unaltered and in full force and effect.  The Amended Agreement shall constitute and be construed as a single agreement.

7.                                      Counterparts.  This First Amendment may be executed in counterparts, each of which shall, for all purposes, be deemed an original but which together shall constitute one and the same instrument.  This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this First Amendment by facsimile or scanned PDF pages shall be effective as delivery of a manually executed counterpart to this First Amendment.

[signature page follows]

IN WITNESS WHEREOF, the Parties have set their hands and seals, the 12th day of December, 2014.

COMPANY:

WARREN EQUITIES, INC.

By:	/s/ Jeffrey A. Walker
Name:	Jeffrey A. Walker
Title:	Executive Vice President

SELLER:

THE WARREN ALPERT FOUNDATION

By:	/s/ Jeffrey A. Walker
Name:	Jeffrey A. Walker
Title:	Sr. Vice President

BUYER:

GLOBAL MONTELLO GROUP CORP.

By:	/s/ Mark Cosenza
Name:	Mark Cosenza
Title:	Sr. Vice President

Solely with respect to Section 10.20 and the other provisions in Article 10 related thereto:

BUYER GUARANTOR:

GLOBAL PARTNERS LP

By:	/s/ Daphne H. Foster
Name:	Daphne H. Foster
Title:	CFO